Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Sunshine Bancorp, Inc. of our report dated March 27, 2015, relating to the consolidated financial statements of Sunshine Bancorp, Inc. and Subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended appearing in the December 31, 2014 Annual Report on Form 10-K of Sunshine Bancorp, Inc.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

January 11, 2016